Exhibit 10.1
Fastenal Company
Bonus Program for Executive Officers
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The cash bonuses for all of our named executive officers (as disclosed in our proxy statement) other than our chief financial officer are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonuses for our chief financial officer are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position.
The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.
The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.
We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. We do not base the cash incentives paid to our executive officers on multiple metrics since we believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and since the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line.
2017 Incentive Program
The bonus arrangements for our named executive officers for 2017 were approved by our compensation committee at its last meeting in 2016. Consistent with prior years, the bonuses for 2017 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2016. The compensation committee determined that the bonus formulas for each of the named executive officers for 2017 would remain unchanged from 2016. The committee maintained bonus arrangements consistent with 2016 because the committee believes those arrangements are reasonable and reflective of our business model and culture.
The 2017 cash incentive program described above applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2017 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings or net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2016 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.25%
Mr. Lewis	Company-wide net earnings	0.90%
Mr. Owen	Company-wide pre-tax earnings	0.80%
Mr. Watts (1)	Pre-tax earnings	2.40% / 0.35%
Mr. Miller (2)	Pre-tax earnings	1.00% / 0.10%
(1) The bonuses for Mr. Watts were based on growth in U.S. dollar equivalent pre-tax earnings for the geographic areas under his leadership (which are all areas outside of the United States), with the payout percentage applied to that growth of 2.40%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.35%.

Exhibit 10.1 (Continued)
(2) The bonuses for Mr. Miller were based on growth in pre-tax earnings for the geographic area under his leadership (which is the East coast of, and Southern and Southwestern areas of, the United States), with the payout percentage applied to that growth of 1.00%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.10%.
The following table sets out, for each quarter in 2017, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the 'minimum target' amount in 2017 was 100% of such earnings in the same quarter of 2016.)

2017	Actual Pre-tax Earnings ($)	Minimum Target Pre-tax Earnings ($)	Actual Net Earnings ($)	Minimum Target Net Earnings ($)
First quarter	210,893,000	199,851,000	134,159,000	126,227,000
Second quarter	235,366,000	207,817,000	148,917,000	131,521,000
Third quarter	225,992,000	201,239,000	143,103,000	126,925,000
Fourth quarter (1)	200,830,000	180,822,000	152,422,000	114,805,000
(1)The fourth quarter 2017 bonus for Mr. Lewis was modified to give effect to the unanticipated positive impact of the Tax Act, on net earnings, the basis of his bonus for the quarter. Mr. Lewis' bonus was calculated on proforma net earnings of $128 million (without giving effect to approximately $24.4 million of discrete tax items due to the Tax Act) for the fourth quarter of 2017.
During 2017, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to our operations in the geographic area under Mr. Miller's leadership was 40%, and outside the United States (under Mr. Watts' leadership) was 13%.
2018 Incentive Program
The bonus arrangements for our named executive officers for 2018 were approved by our compensation committee at its last meeting in 2017. Consistent with prior years, the bonuses for 2018 will be based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter will be determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2017. The compensation committee determined that the bonus formulas for each of the named executive officers for 2018 will remain unchanged from 2017, including the use of proforma net earnings amounts in the case of Mr. Lewis' bonus to remove the effect of discrete items due to the Tax Act. The committee maintained bonus arrangements consistent with 2017 because the committee believes those arrangements are reasonable and reflective of our business model and culture.